Exhibit 4.39

Alvotech

Société anonyme

Registered office: 9, rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B 258884

MANAGEMENT INCENTIVE PLAN

1.	PURPOSE

The purpose of the Plan is to assist the Company in attracting, retaining and compensating talented executives and certain key employees, officers, directors, and consultants of the Company Group in a competitive and dynamic market, motivating executives to help the Company to achieve the best possible financial and operational results, providing reward opportunities consistent with the Company Group’s performance on both a short and long-term basis and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of the shareholders of the Company.

The Plan authorizes the award of Share-based incentives to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of shareholder value. The Plan was initially approved by the Board on 13 June 2022, with the approval of the shareholders of the Company on the Effective Date.

2.	DEFINITIONS

For purposes of the Plan, capitalised terms not otherwise defined shall have the meaning ascribed to them in Appendix A. Certain definitions are also set forth in Appendix B, which applies to U.S. Participants (as defined in Appendix B).

3.	ADMINISTRATION

(a)

Except as otherwise provided herein, the Plan shall be administered by the Administrator. The Administrator shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants, (ii) grant Awards, (iii) determine the type, vesting, number of Shares subject to, performance-related factors and whether all conditions have been met, other terms and conditions of, and all other matters relating to, Awards, (iv) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (vi) suspend the right to exercise Awards during any period that the Administrator deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an

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equivalent period of time, and (vii) make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan. Any action of the Administrator shall be final, conclusive, and binding on all persons, including, without limitation, each member of the Company Group, Eligible Persons, Participants, and beneficiaries of Participants. For the avoidance of doubt, the Administrator shall have the authority to take all actions under the Plan that the Administrator is permitted to take.

(b)

To the extent permitted by applicable law, the Administrator may delegate to directors, officers or employees of any member of the Company Group, the authority, subject to such terms as the Administrator shall determine, to perform such functions under the Plan, including but not limited to administrative functions, as the Administrator may determine appropriate. The Administrator may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of any member of the Company Group shall be expressly approved by the Administrator.

4.	SHARES AVAILABLE UNDER THE PLAN; DIRECTOR COMPENSATION LIMIT

(a)

Subject to adjustment as provided in section 15 hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be capped at 5.79% of the share capital of the Company on a fully-diluted basis, which may be increased by the Board by up to 1% annually over ten (10) years from the Effective Date without the need to amend the Plan. The actual number of Shares made available for the Plan shall be determined by the Board from time to time. Shares delivered under the Plan shall consist of newly issued shares or previously issued Shares temporarily held and reacquired by the Company or an Affiliate on the open market or by private purchase. Delivery of Shares shall have the meaning and occur in accordance with section 9.

(b)

The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan.

5.	AWARDS

Subject to the terms set out under this Plan, the Company may make available to the Participant the following Awards.

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6.	OPTIONS

(a)

Options may be granted to Eligible Persons in such form and having such terms and conditions as the Administrator shall deem appropriate. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical.

(b)

The term of each Option shall be set by the Administrator at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c)	The exercise price per Share for each Option shall be set by the Administrator at the time of grant.

(d)

Payment for Shares to be acquired pursuant to an exercise of Options granted hereunder shall be made in full prior to the exercise of the Options in accordance with the Option Agreement and in a manner approved by the Administrator, which may include any of the following payment methods: (i) in immediately available funds in USD or any other currency approved by the Administrator (provided that upon payment in any currency other than USD, the Participant shall, at the Company’s request within thirty (30) days of exercise, reimburse the Company for any foreign exchange fees reasonably incurred by the Company in connection with converting such currency to the applicable currency or otherwise be deducted from the Participant’s salary), or by certified or bank cashier’s check, or (ii) by any other means approved by the Administrator.

(e)	Except as may otherwise be provided by the Administrator in an Option Agreement or determined by the Administrator subsequent to grant:

(i)

In the event of a Participant’s Termination prior to the Expiration Date for any reason other than (A) by the Service Recipient for Cause or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to such Participant’s Options shall cease, (2) all of such Participant’s unvested Options shall expire as of the date of such Termination, and (3) each of such Participant’s vested Options shall remain exercisable until the earlier of the applicable Expiration Date and the date that is ninety (90) days after the date of such Termination, unless expressly agreed otherwise.

(ii)

In the event of a Participant’s Termination prior to the Expiration Date by reason of such Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options shall cease, (B) all of such Participant’s unvested Options shall expire as of the date of such Termination, and (C) each of such Participant’s vested Options shall expire on the earlier of the applicable Expiration Date and the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until their expiration, but only to the extent that the Options were vested by such Participant at the time of such Termination.

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(iii)

In the event of a Participant’s Termination prior to the Expiration Date by the Service Recipient for Cause, all of such Participant’s Options (whether or not vested) shall immediately expire as of the date of such Termination.

7.	RESTRICTED SHARE UNITS

(a)

Notional units representing the right to receive one Share (or the cash value of one Share, if so determined by the Administrator) on a specified settlement date (the “Restricted Share Units”) may be granted to Eligible Persons in such form and having such terms and conditions as the Administrator shall deem appropriate. The provisions of separate Restricted Share Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)

Restricted Share Units shall be subject to vesting as provided for under the Plan and the Award Agreement. Delivery of Shares, cash, or property, as determined by the Administrator, will occur upon a specified delivery date or dates upon the expiration of the vesting period specified for the Restricted Share Units in the RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, with respect to Restricted Share Units prior to the actual delivery of Shares.

(c)

Except as provided by the Administrator in an RSU Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Share Units have been settled, (i) all vesting with respect to such Participant’s Restricted Share Units shall cease, (ii) each of such Participant’s outstanding unvested Restricted Share Units shall be forfeited for no consideration as of the date of such Termination, and (iii) any Shares remaining undelivered with respect to vested Restricted Share Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.	OTHER SHARE-BASED AWARDS

The Administrator is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards (including, without limitation, any stock options, stock appreciation rights, restricted shares, restricted share units, performance shares or stock awards) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon, or related to, Shares, as deemed by the Administrator to be consistent with the purposes of the Plan. The Administrator may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other awards in lieu of obligations of any member of the Company Group to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator. The terms and conditions applicable to such Awards shall be determined by the Administrator and evidenced by Award Agreements, which agreements need not be identical.

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9.	VESTING

(a)

Awards will generally be subject to vesting over forty-eight (48) months (monthly vesting) with a cliff ending on twelve (12) months from the start date of Participant’s Professional Relationship with the Company.

(b)	The Administrator may determine within the framework of an award agreement other conditions relating to (i) vesting and/or (ii) performance-related factors and/or any other additional conditions.

(c)

If, within a vesting period, the Participant is prevented from performing their work for the Company, or as the case may be, for a Company Group for more than six (6) weeks in total, or such longer period as may be required under applicable law (whether or not due to a wrongdoing, but excluding paid vacation leave), the vesting period concerned shall be extended by the period of the prevention and the following vesting periods and vesting dates shall be postponed accordingly.

10.	EXERCISE OF AWARDS

Exercise Period

(a)

Awards may only be exercised fully or partially by the Participant within the exercise period determined by the Administrator in the Award Agreement (the “Exercise Period”). In case the Participant wishes to exercise its Awards, such Participant shall provide a notice in writing to the Company stating that he/she wishes to exercise all or part of its vested Awards and setting out the number of vested Awards he/she wishes to exercise (the “Exercise Notice”) within the Exercise Period.

(b)

If a Participant does not provide an Exercise Notice within the relevant Exercise Period for any or all of their Awards, the Awards for which no Exercise Notice is received by the Company within such Exercise Period shall be forfeited, and the Participant shall have no more rights in this respect, except if otherwise determined by the Administrator in its sole discretion. A Participant may provide more than one Exercise Notice within the Exercise Period.

Exercise Procedure

(a)

Awards are exercised by the delivery of the following to the Administrator (which shall constitute an irrevocable election by the Participant to exercise the relevant Awards and subscribe/acquire the Shares delivered):

(i)	a signed Exercise Notice in the form provided by the Administrator to the Participant;

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(ii)	such representations, declarations, consents and documents as the Administrator, in its sole discretion, deems necessary or advisable to ensure compliance with applicable laws and regulations;

(iii)	full payment of the Exercise Price for the Shares with respect to which the Awards are exercised in a manner permitted by this Plan.

(b)

Upon exercise of Awards in accordance with the relevant Award Agreement and the Plan, the Company or, as the case may be, an Affiliate of the Company shall allocate the relevant number of Shares to the Participant. No fractional Shares shall be issued or allocated in respect of any exercise of an Award and the entitlement be rounded down (if applicable and as the case may be). The obligation of the Company to deliver Shares upon the exercise or settlement of any Award shall be subject to applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.

(c)

Subject to compliance with applicable laws, any Shares delivered pursuant to an Award Agreement, in whole or in part, shall be newly issued Shares or treasury Shares. The delivery of such Shares shall be subject to the adherence to/acceptance of the terms of any shareholders’ or similar agreement with the Company.

(d)

The Company shall ensure that at all times, (i) a sufficient number of Shares are held in treasury to settle Awards exercised, and/or (ii) a sufficient authorised capital is maintained in accordance with Luxembourg law to allow the Board to issue the Shares to settle the Awards exercised which are not settled in cash in accordance with the terms of this Plan.

Subscription price and Exercise Price

(a)	No subscription price is payable for the grant of the Awards.

(b)

The exercise price agreed in the Award Agreement with the relevant Participant (the “Exercise Price”) shall be payable at the exercise of the Awards, in accordance with the terms of the Plan and the applicable Award Agreement. Payment for Shares to be acquired pursuant to an exercise of Awards granted hereunder shall be made in full prior to the exercise of Awards and in a manner approved by the Administrator, which shall in particular include:

(i)	payment in cash in immediately available funds; or

(ii)

any other manner permitted by the Administrator, including, if permitted by the Award Agreement, by voluntary waiver of the exercise of a certain number of Awards in lieu of payment to allow for a cashless exercise putting the Participant in the same economic position as if the Shares had been paid up in cash in the opinion of the Administrator.

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11.	SETTLEMENT OF AWARDS

(a)	Upon exercise, vesting or settlement of an Award, the Administrator shall resolve, at its sole discretion:

(i)

to proceed with a cash settlement for the exercised Award which shall be paid so as to put the Participant in the same economic position as if Shares had been delivered, it being understood that for each Award the exercise price shall be subtracted;

(ii)

to transfer shares held in treasury provided that the Company has lawfully been authorized to acquire treasury shares and holds a sufficient number of treasury shares for that purpose or deliver shares held by an Affiliate of the Company or another entity for the purposes of settlement of Awards under this Plan; or

(iii)

through its authorized share capital (including by paying-up the subscription price of the Shares by incorporation of reserves to allow for a cashless exercise), to issue the Shares subject to exercise of an Option or vesting or settlement of any other Share-based award in accordance with the provisions of the Plan and the Award Agreement, and subsequently proceed to the acknowledgement of the capital increase resulting from the issue of the Shares and accordingly amend the Company’s articles of association in front of a Luxembourg notary.

(b)

The Participant is obliged to cooperate with the Company and take any actions necessary to effect the delivery of such Shares, e.g. sign subscription documentation or, if new shares are issued, the Participant may be required to contribute his payment claim under this Plan and/or set it off against the subscription price for the relevant Shares to allow for a “net share settlement”. Any excess not set off or contributed shall be paid in cash or deducted from the Participant’s salary. Further, resales of the shares in the Company by a Participant may be limited to sales effected on a stock exchange designated by the Company.

12.	TRANSFER OF AWARDS

(a)	Awards shall not be transferable, except by reason of death or divorce to the legal successor(s) of the Participant, and subject to compliance with section 12(b) or in accordance with section 12(c).

(b)	The disposal of Awards by reason of death to the legal successor(s) of a Participant shall be permitted subject to the following:

(i)	the relevant legal successor(s) agree(s) to be bound by the applicable provisions of the Award agreement and by the Plan;

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(ii)

the legal successor(s) provide(s) and agree(s) to provide any documents and information as may be reasonably requested by the Administrator from time to time to ascertain compliance with the terms of this Plan, including, if applicable, any shareholders’ or similar agreement with the Company; and

(iii)

the transfer will, in the view of the Administrator, not have a detrimental effect on the Company Group, including a disproportionate allocation of time and resources to effect the transfer, or cause the Company Group to be in violation of any applicable law or regulation.

(c)

The Company may rely on any official documentation which it reasonably believes sufficient proof of ownership in case of death and transfer to legal successor(s) and shall not have any liability in this respect. The Company has no obligation to investigate and/or engage further actions if such documents are received. The Administrator may suspend all rights of the relevant Awards in case of dispute of ownership and may, at its discretion, take measure to conserve the rights of transferees. Each transferee having been accepted as legal successor and by accepting such succession and the transfer of the Awards, agrees to hold the Company harmless from any suit, action or claim in respect of the succession.

(d)

Purported transfers which do not comply with section 12(b) shall be void and the relevant Awards forfeited. If the Administrator is of the opinion that the violation can be cured, it may, at its discretion, suspend the rights under the Awards until the transfer complies with section 12(b) and/or for a certain period of time, which shall be communicated to the transferee, to allow the transferee to cure any default in respect of such transfer. The restrictions on transfer contained in this Plan shall continue to apply to such Participant’s Award thereof after any transfer thereof.

(e)

All expenses, including taxes and legal fees, incurred by the Company Group in connection with any transfer shall, unless otherwise determined by the Administrator in its discretion, be borne by the transferee, provided that the Administrator may elect to advance such expenses, in which case such transferee shall promptly reimburse the Company. In addition, the transferee shall indemnify the Company Group in a manner satisfactory to the Administrator against any losses, claims, damages or liabilities to which the Company may become subject arising out of, related to or in connection with any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of such transferee.

(f)	If the transfer is not permitted for violation of section 12(b), all Awards of the Participant shall forfeit.

13.	COMPANY CALL OPTION

(a)	By signing the Award Agreement, each Participant grants to the Company, which accepts, an unconditional and irrevocable right (the “Call Option”)

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exercisable by written notice delivered in accordance with the provisions of this section 13 to purchase from the Participant and to cause the Participant to sell to the Company all or part of its Shares received upon the exercise of an Award (the “Awarded Shares”) on the following terms (promesse de cession). For the avoidance of doubt, the Company accepts the benefit of the Call Option as an option solely, such acceptance being an acceptance of the option right and does not constitute and does not entail the exercise of the Call Option. The Company may assign such Call Option to an Affiliate without the consent of the Participant; references to the “Company” in this section shall be read as including any such Affiliate.

(b)

The Call Option right may be exercised by the Company by way of sending a written notice to the Participant to their last known address notified in accordance with the Award Agreement (a “Call Option Notice”) in one or several instalments. The Call Option Notice shall set out the following details:

(i)	the price payable for the exercise of the Call Option;

(ii)	the number of Shares subject to the Call Option so exercised (the “Called Shares”); and

(iii)	the date on which the transfer of the Called Shares occurs and any further terms and conditions related to the transfer.

(c)

In the event that a Call Option Notice has been issued in the event of a Participant’s Termination prior to the Expiration Date by the Service Recipient for Cause, there shall be no entitlement of the Participant to the payment of the price payable for the Call Option.

(d)	The closing of any purchase and the transfer of the relevant Participant’s Called Shares contemplated by this section 13 will automatically take place on the date designated in the Call Notice.

(e)

The Administrator shall procure payment of the purchase price for the Called Shares to be purchased pursuant to the Call Option by wire transfer in immediately available funds to an account designated by the relevant Participant in writing to the Company.

(f)	The Company may freely assign the Call Option in whole or in part to an Affiliate without the consent of a Participant.

(g)	The Participants waive any right to claim the benefit of the provisions of Article 1142 of the Luxembourg Civil Code, to the extent applicable.

(h)

Except as provided by the Administrator in an Award Agreement or otherwise, in the event that a Participant is a party to any shareholders’ or similar agreement with the Company containing similar provisions to those set forth in this section 13, the provisions of this section 13 shall continue to apply to such Participant and any Shares acquired pursuant to any Award hereunder, and shall be in addition to, and not in lieu of, the terms and conditions of such shareholders’ or similar agreement.

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14.	COMPETITIVE ACTIVITIES

Notwithstanding anything contained in the Plan to the contrary, and subject to applicable law, in the event that a Participant engages in any Competitive Activity within the Territory during the term of such Participant’s employment or service with the Service Recipient or during the six (6) month period following such Participant’s Termination with the Service Recipient for any reason, the Administrator may determine, in its sole discretion, to (a) declare all Awards held by such Participant to be immediately forfeited and returned to the Company without additional consideration, (b) require all Shares acquired upon the vesting, exercise, or settlement of Awards within the twelve (12) month period prior to the date of such Competitive Activity to be immediately forfeited and returned to the Company without additional consideration, and (c) to the extent that such Participant received any profit from the sale of any Share underlying an Award within the twelve (12) month period prior to the date of such Competitive Activity, require that such Participant promptly repay to the Company any profit received pursuant to such sale.

15.	ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

(a)

The aggregate number of Shares that may be granted or purchased pursuant to Awards (as set forth in section 4 above), the number of Shares covered by each outstanding Award, and/or the price per share thereof in each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Administrator, as to the number, price, or kind of a Share or other consideration subject to such Awards (i) in the event of changes in the outstanding Share or in the capital structure of the Company by reason of share dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event (as defined below) or the redemption by the Company of an entire class of Shares which is then included in the Shares subject to an Award), (ii) in connection with any extraordinary dividend declared and paid in respect of Shares, whether payable in the form of cash, stock or any other form of consideration, or (iii) in the event of any change in applicable laws or circumstances that results in or could result in, in either case as determined by the Administrator in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b)

Notwithstanding the foregoing, except as may otherwise be provided in an Award Agreement, in connection with (i) a merger, amalgamation or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, (iii) a Change in Control, or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Administrator may, in its discretion, provide for any one or more of the following:

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(i)

the assumption or substitution of such Awards in connection with such Corporate Event, in which case, the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(ii)	the acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(iii)

the cancellation of any or all vested and/or unvested Awards as of the consummation of such Corporate Event, in which case Participants who hold vested Awards (including any Awards that would vest on the Corporate Event but for such cancellation) so cancelled will receive a payment in respect of cancellation of their Awards based on the amount of the per-share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price; provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars (and to the extent that the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be cancelled for no consideration); provided, further, that Awards that are not vested as of the consummation of such Corporate Event may be cancelled and terminated effective as of such Corporate Event pursuant to this subsection (iii) without the payment of consideration with respect to such unvested Award; and

(iv)

the replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within sixty (60) days of the applicable vesting date.

Payments to holders pursuant to section (iii) above shall be made in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Administrator may require a Participant to (i) represent and warrant as to the unencumbered title to his Awards, (ii) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Share, (iii) deliver customary transfer documentation as reasonably determined by the Administrator, and (iv) deliver a customary restrictive covenant agreement.

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(c)	Any adjustment provided under this section 15 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

16.	EMPLOYMENT OR SERVICE RIGHTS.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of any member the Company Group.

17.	COMPLIANCE WITH LAWS.

The obligation of the Company to deliver Shares upon the vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Shares pursuant to an Award or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.

18.	WITHHOLDING OBLIGATIONS.

As a condition to the vesting, exercise, or settlement of any Award, the Administrator may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Administrator, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting, exercise, or settlement. The Administrator, in its discretion, may permit Shares to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the vesting, exercise, or settlement date of the Award, as applicable; provided, however, that the aggregate Fair Market Value of the number of Shares that may be used to satisfy tax withholding requirements may not exceed the maximum statutorily permitted withholding amount with respect to such Award.

19.	MANAGER HOLDING

(a)

The Administrator may, at its discretion, permit a Participant to hold their Awards through a Manager Holding. In such case, references to the “Participant” in the Plan refer to the Participant and/or the Manager Holding, as applicable.

(b)

Pursuant to section 19(a), in any case, the Participant will not be able to transfer current Awards to a Manager Holding after they have been granted. Additionally, each Participant can only hold their Awards through one method i.e.: either in their own name, or through one Manager Holding.

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(c)

In such, the Participant undertakes by way of an independent guarantee that the Participant is and remains the sole shareholder of the Manager Holding, that there are no trust agreements, sub-participations or other agreements with possible effects on the legal and/or economic ownership of the shares in the Manager Holding. Any disposition (including the grant of trusteeships, sub-participations, pledge or comparable lien or comparable economic measures) over shares, interests or other type of financial instruments granting control over the Manager Holding (as the case may be) to other persons leads to forfeiture of the Awards so held by such Manager Holding, except if expressly authorised in advance by the Administrator.

20.	AMENDMENT OF THE PLAN OR AWARDS

(a)	The Board may, at any time and from time to time, amend the Plan.

(b)	The Administrator may, at any time and from time to time, amend the terms of any one or more Awards.

(c)

Notwithstanding anything herein to the contrary, no amendment to the Plan shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Shares are listed. Additionally, no amendment to the Plan or any Award shall impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Administrator that is expressly permitted under the Plan, including, without limitation, any actions described in Section 15 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Administrator may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law.

(d)	Notwithstanding the immediately preceding section, the Board may, without shareholder approval, amend or waive any provision of this Plan:

(i)	as may be necessary or advisable to reflect any material change on the business activities, capital requirement and/or regulatory environment of the Company Group;

(ii)	as may be necessary or advisable to cure any ambiguity or correct any clerical error or omission in the terms of this Plan; or

(iii)

as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, conditions, guidelines, rules (including, without limitation, the applicable rules of each national securities exchange on which the Shares are listed), regulations, directives, opinions, orders, statute or special measures of any governmental entity, or any amendment thereto.

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(e)

The repricing of Awards upon the approval of the Administrator shall expressly be permitted under the Plan without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in section 15(a)), it being understood that such exercise price will in any case at least correspond to the nominal value of the shares issued pursuant to an exercise of the Award, (ii) any other action that is treated as “a repricing” under generally accepted accounting principles, and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Share, unless the cancellation and exchange occurs in connection with an event set forth in section 15(b).

21.	TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated or renewed by at least half of the shareholders of the Company, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Rights under any Award granted before suspension or termination of the Plan shall not be impaired by such suspension or termination.

22.	DATA PROTECTION

(a)

In accordance with the provisions of the GDPR and the Data Protection Laws, the Company acting as Data Controller collects, stores and processes, by electronic or other means, the Personal Data supplied by the Participant for the purpose of implementing, managing and administering the Plan.

(b)

The Data Controller needs to collect and process certain information about the Participant for the purposes in particular of entering into and performing a contract with the Participant. The Participant may, at its discretion, refuse to communicate the Personal Data to the Data Controller. In this event, however, the Data Controller may refuse the Participant’s participation in the Plan.

(c)

Personal Data supplied by the Participant is processed in order to enter into and execute the Plan and the provisions of an Award Agreement (i.e. to perform any pre-contractual measures as well as the contract entered into by the Participant), for the legitimate interests of the Data Controller and to comply with the legal obligations imposed on the Data Controller.

(d)

In particular, the Personal Data supplied by the Participant is processed for the purpose of (i) implementing, managing and administering the Plan, (ii) complying with applicable anti-money laundering rules and other legal obligations and (iii) tax identification as may be required under Luxembourg or foreign laws and regulations (including laws and regulations relating to FATCA or CRS). The “legitimate interests” of the Data Controller referred to above are the provision of the proof, in the event of a dispute, of a transaction or any commercial communication as well as in connection with any proposed purchase, merger or acquisition of any part of the Company’s business.

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(e)

In the context of the above-mentioned purposes, the Data Controller may delegate the processing of the Personal Data, in compliance and within the limits of the applicable laws and regulations, to other Recipients. The Recipients may, under their own responsibility, disclose the Personal Data to their Sub-Recipients, which shall process the Personal Data for the sole purposes of assisting the Recipients in providing their services to the Data Controller and/or assisting the Recipients in fulfilling their own legal obligations.

(f)

The Recipients and Sub-Recipients may be located either inside or outside the EEA. Where the Recipients are located outside the EEA in a country which does not ensure an adequate level of protection for personal data, the Data Controller will enter into legally binding transfer agreements with the relevant Recipients in the form of the EU Commission’s approved model clauses. Where the Sub-Recipients are located outside the EEA in a country which does not ensure an adequate level of protection for personal data, the Recipients shall also enter into legally binding transfer agreements with the relevant Sub-Recipients in the form of the EU Commission’s approved model clauses. In this respect, the Participant has a right to request copies of the relevant document for enabling the Personal Data transfer(s) towards such countries by writing to the Data Controller or, where the Recipients disclose the Personal Data to the Sub-Recipients and where relevant, to the Recipient.

(g)

The Recipients and Sub-Recipients may, as the case may be, process the Personal Data as data processors (when processing the Personal Data upon instructions of the Data Controller and/or the Recipients), or as distinct data controllers (when processing the Personal Data for their own purposes, namely fulfilling their own legal obligations).

(h)

The Data Controller may also transfer Personal Data to third parties such as governmental or regulatory agencies including tax authorities, in or outside the European Union, in accordance with applicable laws and regulations. In particular, such Personal Data may be disclosed to the Luxembourg tax authorities, which in turn may, acting as data controller, disclose the same to foreign tax authorities.

(i)	In accordance with the conditions laid down by the Data Protection Laws, the Participant has the right to:

(i)	request access to its Personal Data;

(ii)	request the correction of its Personal Data where it is inaccurate or incomplete;

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(iii)	object to the processing of its Personal Data;

(iv)	request erasure of its Personal Data;

(v)	request for restriction of the use of its Personal Data; and

(vi)	request for Personal Data portability.

(j)	The Participant may exercise its above rights by writing to the Data Controller at its registered address or at dpo@alvotech.com.

(k)

The Participant is also informed of the existence of its right to lodge a complaint with the CNPD at the following address: 15, Boulevard du Jazz, L-4370 Belvaux; or with any competent data protection supervisory authority in their EU Member State of residence.

(l)	Personal Data shall not be retained for a period longer than necessary for the purpose of the data processing, subject to any limitation periods imposed by law.

23.	MISCELLANEOUS.

(a)

Except as may be otherwise determined by the Administrator in its sole discretion and in accordance with applicable law, Shares acquired upon the exercise, vesting or settlement of Awards shall be held in registered form. Participants may, however, merely hold book-interests in Shares in accordance with applicable law and the rules of the relevant securities settlement system. If certificates representing Shares are registered in the name of the Participant, the Administrator may require that such certificates bear all legally required information and include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(b)

Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Administrator and, in each case, as may be amended from time to time. No such policy, adoption, or amendment shall in any event require the prior consent of any Participant.

(c)

No manager/director of the Administrator shall be personally liable by reason of any contract or other instrument executed by such manager/director or on his behalf in his capacity as a manager/director of the Administrator or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each manager/director of the Administrator and each other employee, officer, or director of the Company Group to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out

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of such person’s own fraud or wilful misconduct; provided, however, that approval of the Administrator shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Articles, as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(d)

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when deposited in the mail, first class postage paid, or fax at such other address as may have been furnished to the other party in writing by the addressee.

(e)

If the Administrator shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Administrator so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Administrator and the Company therefor.

(f)

The Plan shall be governed by and construed in accordance with the internal laws of the Grand Duchy of Luxembourg without reference to the principles of conflicts of laws thereof. The courts of the city of Luxembourg shall have exclusive jurisdiction in case of any dispute thereunder.

(g)

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(h)

Each manager/director of the Administrator shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by any independent public accountant of any member of the Company Group and upon any other information furnished in connection with the Plan by any person or persons other than such member.

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(i)	The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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APPENDIX A - DEFINITIONS

“Administrator” means any person or persons or committee to whom decision-making authority with respect to this Plan is delegated by the Board or the Board in case no such delegation has occurred.

“Affiliate” means a person directly or indirectly controlling or controlled by or under common control with the party at issue; the term “control” (and any derivative thereof) means – for the purpose of this definition – in respect of an entity, the right to (alone or in conjunction with other parties under a partner agreement or other similar arrangements) (i) exercise the majority of the voting rights in the meeting of partners or members of such entity, or (ii) to appoint the majority of the members of the body in charge of the day-to-day business of such entity or (iii) to determine the policy and/or strategy of such entity.

“Articles” means the articles of association of the Company, as amended and restated from time to time.

“Award” means any Option, Restricted Share Unit or other Share-based award granted under the Plan.

“Award Agreement” means an Option Agreement, Restricted Share Agreement, RSU Agreement, or an agreement governing the grant of any other Share-based award granted under the Plan.

“Board” means the board of directors of the Company.

“Cause” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (i) the Participant’s conviction of or indictment for any crime (whether or not involving the Company Group) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of any member of the Company Group; (ii) conduct of the Participant, in connection with his/her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of any member of the Company Group; (iii) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; or (iv) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to a Participant’s Termination for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Administrator, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to disgorge to the Company all amounts received by him in connection with Awards following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement otherwise defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

“Change in Control” means (i) a change in ownership or control of the Company effected through a transaction or series of transactions (whether by merger, consolidation, stock purchase, shareholder approved liquidation or otherwise) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group.

“CNPD” means the Luxembourg commission for data protection.

“Company” means Alvotech, a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 258884.

“Company Group” means the Company, together with any direct or indirect subsidiary of the Company.

“Competitive Activity” means, with respect to any Participant and in the absence of an Award Agreement or Participant Agreement containing covenants relating to competition with the Service Recipient of the Participant, any activity reasonably determined by the Administrator to be competitive with the business of the Company Group. If a Participant’s Award Agreement or effective Participant Agreement contains covenants relating to restrictions on competition, engaging in “Competitive Activity” with respect to such Participant shall mean the breach of such restrictive covenants.

“Corporate Event” has the meaning set forth in section 15(b).

“Data Controller” means the Company, acting as data controller.

“Data Protection Laws” means any data protection law applicable in Luxembourg (including but not limited to the Luxembourg data protection law of 1st August 2018 and the EU regulation n° 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data).

“Data Subjects” means the Participants or, if the Participant is a legal person, any natural person related to the Participant such as its contact person(s), employee(s), trustee(s), agent(s), representative(s) and/or beneficial owner(s).

“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such agreement, and a Termination by reason of a Disability hereunder shall not be deemed to have occurred unless all applicable notice periods in such Award Agreement or Participant Agreement are complied with.

“EEA” means the European Economic Area.

“Effective Date” means 13 June 2022.

“Eligible Person” means (i) each employee of any member of the Company Group, including each such person who may also be a director of any member of the Company Group, (ii) each non-employee director of any member of the Company Group, (iii) each other natural person who provides substantial services to any member of the Company Group and who is designated as eligible by the Administrator, and (iv) any natural person who has been offered employment by any member of the Company Group; provided, that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with any member of the Company Group. An employee on an approved leave of absence may be considered as still in the employ of a member of the Company Group for purposes of eligibility for participation in the Plan.

“Expiration Date” means the date upon which the term of an Option expires, as determined under section 6(b).

“Fair Market Value” means the amount determined by the Administrator in good faith to be the fair market value of a Share.

“GDPR” means the EU regulation n° 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

“Manager Holding” means a wholly-owned holding entity which is controlled by a Participant.

“Option” means a conditional right, granted to a Participant under section 5, to purchase or subscribe to Shares at a specified price during a specified time period.

“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant, including, but not limited to, the exercise price, the number of Shares to be granted pursuant to the exercise of an Option, Termination and vesting.

“Participant” means an Eligible Person who has been granted an Award under the Plan and entered into an Award Agreement, or, if applicable, such other person or entity who holds an Award pursuant to the Plan and an Award Agreement.

“Participant Agreement” means an employment or services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient, including any restrictive covenant agreement, that is effective on the applicable date of grant with respect to any Award.

“Person or Group” means any person or any two or more persons deemed to be one person, any member of the Company Group, or an employee benefit plan maintained by any member of the Company Group.

“Personal Data” means the data processed, including in particular the Data Subject’s name, contact details (including postal or email address), banking details, invested amount and holdings in the Company as well as any personal data included in a copy of the Data Subject’s passport or other official identification document.

“Plan” means this management incentive plan, as may be amended from time to time by the Board in accordance with its terms.

“Professional Relationship” means, with respect to a Participant, directly or indirectly through a Manager Holding, an employment relationship, managership or other mandate, engagement or appointment under a services agreement or otherwise, or any other kind of professional relationship.

“Recipients” means the Data Controller’s data recipients including the Service Recipients and any other entity supporting the activities of the Data Controller in different fields such as IT providers, external accountants, legal advisors or auditors.

“Restricted Share Unit” has the meaning set out under section 7(a).

“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual grant of Restricted Share Units, including, but not limited to, the reference number of Shares, Termination and vesting.

“Service Recipient” means, with respect to a Participant holding a given Award, the applicable member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

“Shares” means ordinary shares of the Company, each having a nominal value of one cent (USD 0.01), and such other securities as may be substituted for a Share pursuant to section 15.

“Sub-Recipients” means any agents and/or delegates of the Recipients.

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that if so determined by the Administrator at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder. Unless otherwise determined by the Administrator, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), each Participant that is employed by or provides services to such former Service Recipient shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction, unless the Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

“Territory” means any jurisdiction in which the Group Company conducts business to a material extent (including, without limitation, Iceland, Germany, Switzerland and the United States of America)

APPENDIX B – ADDITIONAL RULES FOR AWARDS GRANTED TO U.S. PERSONS

1.	PURPOSE AND APPLICABILITY.

Notwithstanding anything contained in the Plan to the contrary, this Addendum for U.S. Participants (the “U.S. Addendum”) applies to Participants in the Plan who are either U.S. residents or U.S. taxpayers (each such participant, a “U.S. Participant”). The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to the Company to issue Awards to eligible U.S. Participants.

Except as otherwise provided by the U.S. Addendum, all Awards granted to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern. Capitalized terms contained herein have the same meanings given to them in the Plan, unless otherwise provided by the U.S. Addendum.

This Addendum is effective as of the Effective Date.

2.	DEFINITIONS.

In the U.S. Addendum, the following words will have the meaning as defined below:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code and, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

“Incentive Stock Option” or “ISO” means a stock option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” or “NSO” means a stock option does not qualify as an Incentive Stock Option.

“Option” means a Nonstatutory Stock Option or Incentive Stock Option issued under the U.S. Addendum.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

“U.S.” means the United States of America.

3.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS GRANTED TO U.S. PARTICIPANTS.

(a)	Form of Grant Notice. The grant notice for U.S. Participants shall indicate if all or a portion of an Option is designated as an Incentive Stock Option.

(b)

Eligibility. Award may be granted to employees, directors and eligible consultants of the Company or a Subsidiary. An eligible consultant means any person who is engaged by the Company or a Subsidiary to render consulting or advisory services and is compensated for such services.

(c)	Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the date of its grant, or such shorter period specified in the grant notice.

(d)

Exercise Price. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to certain major stockholders, the exercise price of each Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.

(e)	Vesting of Options. The vesting provisions of individual Awards shall be contained in the grant notice.

4.	PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS.

(a)	Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

(b)

Designation of ISO Status. The Board action approving the grant of an Option to a U.S. Participant, and the grant agreement, must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

(c)

Maximum Shares Issuable On Exercise of ISOs. Subject to the adjustment provisions of section 15 hereof, the maximum aggregate number of Shares that may be issued upon the exercise of Incentive Stock Options is 51,000,000 Shares.

(d)

Limits for 10% Stockholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) Shares possessing more than ten percent (10%) of the total combined voting power of all classes of Shares of the Company or any affiliate, will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(e)

No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant.

(f)

US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable grant agreement(s).

(g)

Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires that at all times beginning on the date of grant and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s death or Disability, in which case a 12-month period applies). The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the U.S. Participant continues to provide services to the Company or a Subsidiary after such U.S. Participant’s employment terminates or if the U.S. Participant otherwise exercises the Option more than three (3) months (or twelve (12) months, as the case may be) after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

5.	TAX MATTERS

(a)

Tax Withholding Requirement. Prior to the delivery of any Shares pursuant to the exercise of an Option or settlement of any Shares in respect of an Award, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Award.

(b)

Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Award; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

(c)

No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

(d)

Section 409A of the Code. Unless otherwise expressly provided for in a grant agreement, the terms applicable to Award granted under the U.S. Addendum will be interpreted to the greatest extent possible in a manner that makes the Award exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Award into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the grant agreement or other written contract with the U.S. Participant specifically provides otherwise), if the Shares are publicly traded, and if a U.S. Participant of an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

6.	SHAREHOLDER APPROVAL OF U.S. ADDENDUM.

An Option granted pursuant to the U.S. Addendum may not be exercised, and other Awards may not be granted, until such time as the Plan and the Annex have been approved by at least a majority of the shareholders of the Company.

7.	TERM, AMENDMENT AND TERMINATION OF THE U.S. ADDENDUM.

The Board may amend, suspend or terminate this U.S. Addendum at any time. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, (ii) 10 years after approval of the U.S. Addendum by the Company’s shareholders or (iii) the termination of the Plan. No Awards may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Awards as long as an Award issued pursuant to the U.S. Addendum remain outstanding.

No amendment, suspension or termination of the U.S. Addendum may materially adversely affect any Awards granted previously to any U.S. Participant without the consent of the U.S. Participant.